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                                                                   Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Lamar Advertising Company:

We consent to the use of: (a) our report dated February 6, 1998, except as to
Note 18, which is as of February 27, 1998, with respect to the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of October 31, 1996 and December 31, 1997, and the related consolidated statements of earnings, stockholders' equity (deficit) and cash flows for the years ended October 31, 1995 and 1996, the two months ended December 31, 1996, and the year ended December 31, 1997, (b) our report dated August 14, 1998, with respect to the consolidated balance sheets of Outdoor Communications, Inc. and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years ended June 30, 1998 and 1997, and the period April 4, 1996 to June 30, 1996, (c) our report dated June 4, 1996, with respect to the consolidated statements of operations, stockholders' deficit, and cash flows of OCI Corp. of Michigan and subsidiaries for the period August 1, 1995 through April 3, 1996, and (d) our report dated May 31, 1996, with respect to the consolidated statements of operations, stockholders' deficit, and cash flows of Mass Communications Corp. and subsidiary for the period September 1, 1995 through April 3, 1996, which reports are incorporated herein by reference and to the references to our firm under the heading "Experts" in the prospectus.



                                           /s/ KPMG LLP

                                           KPMG LLP



New Orleans, Louisiana
February 5, 1999